EXHIBIT 15
Arthur Andersen
London
England

          We are aware that WPP Group plc ("WPP") has incorporated by reference into its Post-Effective Amendment on Form S-8 (333-40516-01) to the Registration Statement on Form F-4 its Report on Form 6-K, filed August 15, 2000, which includes our report, dated August 14, 2000, with respect to WPP's interim results for the six month period ended and at June 30, 2000. Pursuant to Regulation C of the Securities Act of 1933, this report is not considered part of the Registration Statement prepared or certified by our Firm or reports prepared or certified by our Firm within the meaning of Sections 7 and 11 of that Act.


                                                /s/ Arthur Andersen
                                                ---------------------------
London, England
October 2, 2000